Exhibit 99.2

Contact:

Investors:	News Media:

Jacob Sayer	Linda Megathlin
(508) 236-3800	(508) 236-1761
investors@sensata.com	lmegathlin@sensata.com

Sensata Technologies Holding N.V. Announces Secondary Offering by Selling Shareholders

ALMELO, Netherlands, September 5, 2014 — Sensata Technologies Holding N.V. (NYSE: ST) today announced that existing shareholders (the “Selling Shareholders”) have agreed to sell 15,050,632 ordinary shares in an underwritten public offering. Sensata Technologies will not receive any proceeds from this offering. The offering is expected to close on September 10, 2014.

BofA Merrill Lynch and Citigroup are acting as underwriters of the offering. The underwriters may offer the ordinary shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The last reported sales price of Sensata Technologies’ ordinary shares on September 4, 2014 was $48.09 per share.

Sensata Technologies has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Sensata Technologies has filed with the SEC for more complete information about Sensata Technologies and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from: BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, New York 10038, or by emailing dg.prospectus_requests@baml.com and from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the consummation of the offering by the Selling Shareholder. Forward-looking statements reflect management’s analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the SEC. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V., a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls.

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